Exhibit 10.16

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

AMENDMENT TO LICENSE AGREEMENT (AMENDMENT 1)

This is a first amendment (Amendment 1) to the December 15, 2015 License Agreement (the “License Agreement”) made by and between L&F Research LLC (“Licensor”), and Variant Pharmaceuticals, Inc. (“Licensee”). Each is a “Party” and collectively, the two are the “Parties.” Terms used herein but not defined herein have the meanings given them in the License Agreement.

Recitals

Whereas, Licensee has undergone a corporate name-change and is now ZyVersa Therapeutics, Inc. and is “Licensee”; and

Whereas, Licensor and Licensee have considered, each with its respective counsel, this amendment to the License Agreement and agree that this Amendment 1 is made to clarify the terms and provisions as understood by Parties, and which are consistent with the original intent of the Parties to the original License Agreement; and

Whereas, ZyVersa had a pre-IND meeting with the FDA regarding the development of VAR200 [***] and subsequently [***] confirming that VAR200 can progress into Phase 2a clinical trials, as a result of which the Phase 1 Clinical Trial referenced in the License Agreement was not required by the FDA, and this amendment reflects the modification of the cash milestone payments due under the License Agreement resulting from the modification of the regulatory pathway for VAR200; and

Whereas, pursuant to Section 12.3 of the License Agreement, this Amendment 1 is made in writing and is part of and incorporated into the License Agreement, and no further amendments are contemplated by Licensor or Licensee; accordingly, only these amendments set out in this written amendment are effected by this Amendment 1.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment to the Preamble of the License Agreement and the parties thereto:

The licensing entity referred to as “Variant Pharmaceuticals, Inc.” and/or “Licensee” in the License Agreement shall, in every instance, now mean ZyVersa Therapeutics, Inc., a Florida corporation having a business address at 2200 N. Commerce Parkway, Suite 208, Weston, Florida 33326 (“ZyVersa”).

2.	Amendment to Section 4.3 Milestone Payments

Under the heading: Compensation Milestone Event and Milestone Payment, the following recitation (shown as strikethrough) shall be deleted:

~~Successful completion of Phase 1 Clinical Trial program with results Sufficient to commence Phase 2 Clinical Trial~~	$1.0 million

The following shall replace the deleted recitation under Section 4.3 Compensation Milestone Event and Milestone Payment:

Successful completion of Phase 1 Clinical Trial program with results Sufficient to commence Phase 2a Clinical Trial, or commencement of Phase 2a Clinical Trial without the necessity of Phase 1 Clinical Trials, with FDA concurrence (this being referred to as the “Phase 1/Phase 2 Milestone”) .	$0.5 million

The first anniversary of the Phase 1/Phase 2 Milestone (this being referred to as the “First Anniversary Milestone”	$0.5 million

3.	Agreement Regarding Exercise of Licensor’s Warrant #1

The Parties agree that, upon achievement of the Phase 1/Phase 2 Milestone, Licensor shall fully exercise its Warrant #1 by providing to Company a fully executed Notice of Exercise. Upon the condition that Warrant #1 is fully exercised and executed Notice of Exercise is received by the Company from Licensor, the Company shall obtain the $351,579 exercise price of Licensor’s Warrant #1 solely by withholding said amount from the $500,000 Milestone Payment due from the Company to Licensor in connection with the achievement of the Phase 1/Phase 2 Milestone, and within 30 days of the date on which said Phase 1/Phase 2 Milestone is first achieved, the Company shall (a) deliver to Licensor (at the time and location in southern Florida reasonably designated in writing by Licensor) a stock certificate registered in the name of L&F Research LLC, dated as of the date said Phase 1/Phase 2 Milestone was first achieved and representing 351,579 shares of ZyVersa Common Stock, $0.00001 par value per share, and (b) pay to Licensor the amount of $148,421 (equaling the excess of the Phase 1/Phase 2 Milestone Payment due over the exercise price of Warrant #1 retained by the Company). For the sake of clarity, none of the exercise price of Licensor’s Warrant #1 will be paid by withholding or forfeiture of any portion of the Milestone Payments due from the Company to Licensor in respect of achievement of the “FDA acceptance of an IND for a Compound or Product” milestone or the First Anniversary Milestone; as stated above, the $351,579 exercise price of Licensor’s Warrant #1 will be paid solely by the Company withholding said amount from the $500,000 Milestone Payment due from the Company to Licensor in connection with the achievement of the Phase 1/Phase 2 Milestone.

In Witness Whereof, the parties hereto have duly executed this Amendment to the License Agreement (Amendment 1), effective as of the last date of signature hereon.

L&F Research LLC		ZyVersa Therapeutics, Inc.

By:	/s/ [***]	By:	/s/ Steve Glover
Name:	[***]	Name:	Steve Glover
Title:	CEO	Title:	CEO
Date:	January 9, 2020	Date:	1/9/2020